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                                                                   EXHIBIT 11.1

                         Caribiner International, Inc.
             Computation of Pro Forma Net Income Per Common Share
                       For the Nine Months Ended June 30

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                                                    1996             1995
                                                  ---------       ----------

Weighted average common stock outstanding
     during the period (1)                        3,746,987       2,588,689

Conversion of Convertible Note into shares
     of Series A Preferred stock and the
     subsequent conversion of such shares
     into shares of common stock                  2,055,000       2,055,000

Conversion of all outstanding shares of
     Series A Preferred stock and Series B
     Preferred stock into shares of
     common stock                                 1,541,250       1,541,250

Exercise of warrants                                534,505         534,505

Effect of exercise of warrants computed in
     accordance with the treasury stock
     method                                         (99,441)        (99,441)
 ---------- ----------
    Total weighted average common stock
          outstanding during the period           7,778,301       6,620,003
 ========== ==========

Income (loss) before taxes                       $6,393,389       ($445,568)

Plus: reduction in interest expense from
     the conversion of the Convertible Note         926,248       1,374,533
 ---------- ----------

Pro forma income before taxes                     7,319,637         928,965

Pro forma income tax expense                    (2,561,873)         (79,090)
 ---------- ----------

Pro forma net income                            $4,757,764         $849,875
 ========== ==========

Pro forma net income per common share           $     0.61        $    0.13
 ========== ==========




(1) Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share during the twelve-month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.


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